UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 19, 2007

HAIGHTS CROSS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-109381	13-4087398

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 New King Street, Suite 102 White Plains, New York	10604

(Address of Principal Executive Offices)	(Zip Code)
(914) 289-9400

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Haights Cross Communications, Inc. (the “Company”) is a “voluntary filer” for purposes of the periodic and current reporting requirements of the Securities and Exchange Commission (the “Commission”). The Company is a voluntary filer because it does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on an exchange or in any automated inter-dealer quotation system of any national securities association, and it is no longer required to file reports under Section 15(d) of the Exchange Act. Rather, it continues to file its reports under the Exchange Act in order to comply with the reporting covenants contained in its outstanding term loan agreements and bond indentures.
     On April 2, 2007, the Company filed a Notification of Late Filing on Form 12b-25 with the Commission relating to the Company’s inability to file on a timely basis the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”) as a result of (i) the need to complete work on a restatement of the Company’s financial statements for specified reasons, which the Company has completed, and (ii) the need to further investigate, and to allow its independent accountants to conduct additional procedures with respect to, matters of disagreement that one of its directors had expressed concerning certain disclosures in the Company’s proposed Compensation Discussion & Analysis to be included in the Annual Report.
     On April 17, 2007, the Company filed a Current Report on Form 8-K disclosing that it was not yet in a position to file the Annual Report insofar as the investigation referred to above was still ongoing.
     On June 19, 2007, Haights Cross Operating Company (“HCOC”), which is a wholly-owned subsidiary of the Company, received a notice of default from Bear Stearns Corporate Lending Inc. (the “Agent”), as administrative agent under (i) HCOC’s $100 million Senior Secured Term Loan Agreement (the “First Term Loan Agreement”), dated as of August 20, 2003, by and among HCOC, the Agent, and other parties thereto, and (ii) HCOC’s $30 million Senior Secured Term Loan Agreement (the “Second Term Loan Agreement” and together with the First Term Loan Agreement, the “Term Loan Agreements”), dated as of December 10, 2004, by and among HCOC, the Agent, and other parties thereto.
     Under Section 6.1(a)(i) of the respective Term Loan Agreements, the Company, for itself and HCOC, is, among other things, required to timely deliver to the Agent within the time periods specified by the Commission’s rules and regulations the financial information required to be contained in the Company’s Annual Report and subsequent Quarterly Reports on Form 10-Q and to file all such information with the Commission. The Agent provided the notice described above to notify HCOC that it is in violation of Section 6.1(a)(i) of the applicable Term Loan Agreements as a result of the Company’s delay in the filing of the Annual Report, as described above, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. In addition, as a result of the delay in the filing of such financial information, the interest rate on the outstanding balance under the First Term Loan Agreement increased as of April 18, 2007 from 9.86% to 11.36%. Such higher rate will remain in effect until one business day after such financial information is filed.

     The Term Loan Agreements provide that HCOC has 60 days from receipt of a notice of default to cure such default before an event of default occurs under the Term Loan Agreements. If an event of default occurs under the Term Loan Agreements, then the Agent or the lenders holding at least 25% in aggregate principal amount of the loans then outstanding under each Term Loan Agreement may thereafter choose to declare all loans then outstanding under such Term Loan Agreement to be due and payable immediately (subject to any agreed upon waiver or rescission of acceleration). As of June 22, 2007, $96.3 million and $29.3 million were outstanding under the First Term Loan Agreement and the Second Term Loan Agreement, respectively.
     A failure by HCOC to observe any covenant under the Term Loan Agreements, which failure entitles the requisite holders of the loans issued under the Term Loan Agreements or the Agent to accelerate the loans issued under the Term Loan Agreements, also would constitute an event of default under HCOC’s $30 million Senior Secured Revolving Credit Facility (the “Senior Facility”) (upon which HCOC has never drawn and which has $0 in principal balance outstanding), HCOC’s Indenture for its 11 3/4% Senior Notes due 2011 (the “11 3/4% Notes”), and the Company’s Indenture for the Company’s 12 1/2% Senior Discount Notes due 2011 (the “12 1/2% Notes”), which could lead to an acceleration of the unpaid principal and accrued interest under such agreements unless a waiver is obtained. As of June 22, 2007, $0 was outstanding under the Senior Facility and $111.1 million and $170.0 million of the 12 1/2% Notes and 11 3/4% Notes, respectively, were outstanding.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 25, 2007

HAIGHTS CROSS COMMUNICATIONS, INC.
By:	/s/ Paul J. Crecca
Paul J. Crecca
Executive Vice President and Chief Financial Officer